Exhibit 10.11

INDUSTRIAL/R&D LEASE AGREEMENT

Between

Landlord:	Roeder Family Trust B

and

Tenant:	TeleNav, Inc.
a California corporation

Dated: October 9, 2006

BASIC LEASE PROVISIONS

The following sets forth some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control. In addition to the following Basic Lease Provisions, all of the other terms and conditions and sections of the Industrial/R&D Lease Agreement hereinafter set forth are hereby incorporated as an integral part of this Summary.

1.	Building (See Section 1):	1130 Kifer Road
Sunnyvale, California 94086

2.	Rentable Square Feet of Premises:	46,367
	Rentable Square Feet of Building:	99,957

(See Section 1)

3.	Term (See Section 2):	60 full calendar months
	Target Commencement Date:	February 1, 2007, subject to Section 2
	Target Expiration Date:	January 31, 2012, subject to Section 2

4.	Base Rent (See Section 5):

Period	NNN PSF	Sq. Ft.	$ NNN/Monthly Base Rent
Early Occupancy Date -	$0.00	46,367	$0.00
Commencement Date –
1st Lease Year	$0.62	46,367	$28,747.54
2nd Lease Year	$0.64	46,367	$29,674.88
3rd Lease Year	$0.66	46,367	$30,602.22
4th Lease Year	$0.68	46,367	$31,529.56
5th Lease Year	$0.70	46,367	$32,456.90
Option 6th Lease Year	tbd	46,367	tbd
Option 7th Lease Year	tbd	46,367	tbd

The Rent Commencement Date shall be February 1, 2007, hereinafter the “Commencement Date”. Each period of twelve (12) calendar months after the Rent Commencement Date shall constitute a “Lease Year.” Notwithstanding the foregoing, this rent table will be modified if the cost to construct the Tenant Improvements exceeds the Landlord’s Base Allowance (as such terms are defined in Exhibit B, the “Work Letter”, to this Lease) all as more specifically set forth in paragraph 2(a) of this Lease.

i

5.	Rent Payment Address (See Section 5):

Great Oaks Water Company
Attn: Jim Leggate
P.O. Box 23490
San Jose, CA 95153

6.	Use of Premises (See Section 11): General office, software development, product support, shipping and receiving and storage, as well as any other legal related permitted uses.

7.	Tenant’s Share (See Section 7):	46.39%

8.	Security Deposit (See Section 10):	$32,457.00

9.	Parking (See Section 1):	Non-exclusive right to park on all parking and paved areas at the Property, and exclusive right to park on those parking and paved areas shown on Exhibit A-1 attached hereto.

10.	Tenant Improvement Allowance (See Exhibit B):	$927,340.00

11.	Tenant’s Liability Insurance
	(See Section 26):	Combined Single Limit $1,000,000.00
Annual Aggregate Limit $2,000,000.00

12.	Landlord’s Broker (See Section 47):	Colliers International Partnership
Mary Wimmer & Donald H. Reimann, SIOR

	Tenant’s Broker (See Section 47):	Renault & Handley
B. J. Green & David Conklin

Notice Address (See Section 30):

Landlord	Tenant

William C. Miller, Trustee	TeleNav, Inc.
Roeder Family Trust B	1130 Kifer Road
P.O. Box 233	Sunnyvale, CA94086
Clio, CA 96106

Overnight Delivery: 17 Bridal Path
Clio, CA 96106

Steve LaBlanc, Property Manager	Attn: Douglas S. Miller
Colliers International	Chief Financial Officer
One Almaden Boulevard	TeleNav, Inc.
Suite 300	2975 San Ysidro Way
San Jose, CA 95113	Santa Clara, CA 95051
E-Mail: slablanc@colliersparrish.com	E-Mail: DougM@telenav.com
Phone: (408) 282-4043	Fax No: (408) 245-0238

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the date as written below.

Landlord:		Tenant:

Roeder Family Trust B		TeleNav, Inc.

By:	/s/ William C. Miller	By:	/s/ Douglas S. Miller
	William C. Miller, Trustee		Douglas S. Miller
		Its:	Chief Financial Officer

Executed on:	Executed on:

Phone:	(408) 245-3800
Email:	DougM@telenav.com

By:
Its:
Phone:	(408) 245-3800
Email:

TABLE OF CONTENTS

LEASE AGREEMENT

A. PREMISES/TERM/POSSESSION		1
1.	PREMISES	1
2.	LEASE TERM	2
3.	EARLY POSSESSION	4
4.	QUIET ENJOYMENT	4
B. RENT/PAYMENT/SECURITY DEPOSIT		4

5.	BASE RENT	4
6.	RENT PAYMENT	4
7.	OPERATING EXPENSES/TAXES	5
8.	LATE CHARGE	9
9.	PARTIAL PAYMENT	9
10.	SECURITY DEPOSIT	9

C. USE/LAWS/RULES		10

11.	USE OF PREMISES/ENVIRONMENTAL MATTERS	10
12.	COMPLIANCE WITH LAWS	13
13.	WASTE DISPOSAL	14
14.	RULES AND REGULATIONS	14

D. UTILITIES/SIGNAGE/TENANT BUILDOUT		14

15.	UTILITIES	14
16.	SIGNS	14
17.	BUILDOUT ALLOWANCE AND TENANT FINISHES	15
18.	FORCE MAJEURE	15

E. REPAIRS/ALTERATIONS/CASUALTY/CONDEMNATION		15

19.	REPAIRS BY LANDLORD	15
20.	REPAIRS BY TENANT	15
21.	ALTERATIONS AND IMPROVEMENTS	16
22.	LIENS	17
23.	DESTRUCTION OR DAMAGE	18
24.	EMINENT DOMAIN	19
25.	DAMAGE OR THEFT OF PERSONAL PROPERTY	19

F. INSURANCE/INDEMNITIES/WAIVER/ESTOPPEL		20

26.	INSURANCE; WAIVERS	20
27.	INDEMNITIES	22
28.	ACCEPTANCE AND WAIVER	22
29.	ESTOPPEL	22

G. DEFAULT/REMEDIES/SURRENDER/HOLDING OVER		23

30.	NOTICES	23
31.	ABANDONMENT OF PREMISES	23
32.	DEFAULT	23
33.	LANDLORD’S REMEDIES	24
34.	SERVICE OF NOTICE	25
35.	ADVERTISING	25
36.	SURRENDER OF PREMISES	26
37.	CLEANING PREMISES	26

v

38.	REMOVAL OF FIXTURES	26
39.	HOLDING OVER	26
40.	ATTORNEY’S FEES	27
41.	MORTGAGEE’S RIGHTS	27

H. LANDLORD ENTRY/RELOCATION/ASSIGNMENT AND SUBLETTING		28

42.	ENTERING PREMISES	28
43.	RELOCATION	29
44.	ASSIGNMENT AND SUBLETTING	29

I. SALE OF BUILDING; LIMITATION OF LIABILITY		30

45.	SALE	30
46.	LIMITATION OF LIABILITY	30

J. BROKERS/CONSTRUCTION/AUTHORITY		30

47.	BROKER DISCLOSURE	30
48.	DEFINITIONS	30
49.	CONSTRUCTION OF THIS AGREEMENT	31
50.	NO ESTATE IN LAND	31
51.	PARAGRAPH TITLES; SEVERABILITY	31
52.	CUMULATIVE RIGHTS	31
53.	WAIVER OF JURY TRIAL	31
54.	ENTIRE AGREEMENT	31
55.	SUBMISSION OF AGREEMENT	31
56.	AUTHORITY	31
57.	INTENTIONALLY OMITTED	32

K. SPECIAL STATE/LOCAL LAW REQUIREMENTS/SPECIAL STIPULATIONS		32

58.	STATE OR LOCAL LAW PROVISIONS	32
59.	SPECIAL STIPULATIONS	32

Addendum to Lease

Exhibit A	-	Legal Description
Exhibit A-1	-	Premises and Exclusive Parking Area
Exhibit B	-	Work Letter, LOI Exh. A and LOI Exh. B
Exhibit C	-	Hazardous Materials Questionnaire
Exhibit D	-	Rules and Regulations
Exhibit E	-	Special Stipulations
Exhibit F	-	Tenant Moveout Responsibilities

INDUSTRIAL LEASE AGREEMENT

THIS INDUSTRIAL LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into as of the date appearing on the first page hereof by and between the Landlord and Tenant identified above.

A. Premises/Term/Possession.

1. Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, the Premises located in the Building identified in the Basic Lease Provisions, situated on the real property described in Exhibit A attached hereto (the “Property”), such Premises as all further shown by diagonal lines on the drawing attached hereto as Exhibit A-1 and made a part hereof by reference. Landlord has determined the square footage of the Premises using the BOMA 1996 standard. The rentable square feet of the Premises is approximately as set forth in Section 6.1 of the Summary. The rentable square feet of the Premises and the Building are subject to verification prior to the Commencement Date by Landlord or Tenant, and if such verification discloses that the rentable square footage amounts shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect rentable square feet (including, without limitation, the amount of the Base Rent and Tenant’s Share) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant. Tenant has inspected the Premises and agrees to accept the same “AS IS,” without representation or warranty on the part of Landlord to perform any improvements therein, except as expressly set forth in Exhibit B attached hereto and made a part hereof, except that the foregoing will not affect Landlord’s maintenance and repair obligations hereunder and except that, as of the Commencement Date (as defined in Section 2(a), below), Landlord represents and warrants that the building systems serving the Premises, including the sprinkler system, HVAC system, mechanical, electrical and plumbing systems, and roll-up doors, if any, shall be in good working order, and the roof shall be watertight and Landlord shall warrant these items for a period of ninety (90) days following Lease Commencement. Landlord shall replace and /or refurbish as needed the existing HVAC units prior to Lease Commencement at Landlords sole cost and expense. Landlord and Tenant agree that the number of rentable square feet described in Paragraph 2 of the Basic Lease Provisions has been confirmed and conclusively agreed upon by the parties. No easement for light, air or view is granted hereunder or included within or appurtenant to the Premises.

Tenant shall have the non-exclusive right, in common with the other parties occupying the Property, to use all the grounds, sidewalks, parking areas, driveways and alleys of the Property, twenty-four (24) hours per day seven (7) days per week subject to such reasonable rules and regulations as Landlord may from time to time prescribe; provided, however, that Tenant shall have the exclusive use and control a portion of the parking and paved areas designated on Exhibit A-1 attached hereto (“Tenant’s Exclusive Parking Areas”) twenty-four (24) hours per day seven (7) days per week. Subject to any applicable local, state or federal law, ordinance, rule, regulation, Code or order of any governmental entity or insurance requirement (collectively, “Laws”), Tenant may use the Tenant’s Exclusive Parking Areas for customer and employee parking of vehicles only.

Tenant shall not succeed to any of Landlord’s easement rights over and relating to the Property, nor shall Tenant obtain any rights to common areas, as designated by Landlord, other than those rights specifically granted to Tenant in this Lease. Landlord shall have the sole right of control over the use, maintenance, configuration, repair and improvement of the common areas (the parties acknowledging that Tenant’s Exclusive Parking Areas shall not constitute part of the common areas hereunder). Landlord may make such changes to the use or configuration of, or improvements comprising, the common areas as Landlord may elect without liability to Tenant; provided, however, that, in the exercise of Landlord’s rights under the last two sentences of this Paragraph, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations in and from the Premises.

2. Lease Term.

(a) Tenant shall have and hold the Premises for the term (“Term”) identified in the Basic Lease Provisions, commencing on February 1, 2007 (“Commencement Date”), regardless of the status of Tenant’s initial Tenant Improvements (defined in Exhibit B attached hereto, and shall terminate at midnight on the last day of the sixtieth (60th) full calendar month following the Commencement Date (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided.

Tenant shall use best efforts to complete the Tenant Improvements following the execution of this Lease. Landlord shall use best efforts to complete any Compliance Work (as defined in Exhibit B) and to replace and /or refurbish, as needed, the existing HVAC units prior to the Commencement Date, at Landlord’s sole cost and expense; provided that Landlord shall complete any Compliance Work that constitutes a lifesafety issue prior to the Commencement Date.

(b) Subject to the terms and conditions set forth below, Tenant may at its option (“Renewal Option”) extend the Term of this Lease for one (1) additional two (2) year period (the “Renewal Term”). If Tenant exercises the Renewal Option hereunder, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term (except for this Renewal Option), including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that the Base Rent payable by Tenant during the Renewal Term shall be as calculated in accordance with Section 2(c) below. To exercise the Renewal Option, Tenant must deliver notice to Landlord not sooner than one hundred eighty (180) days, or later than one hundred twenty (120) days prior to the expiration of the initial Term of this Lease. Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Section 2(c) below.

(c) The Base Rent during the Renewal Term shall be the prevailing market rental rate for Comparable Space (as defined below) for a term commencing on or about the commencement date of the Renewal Term (the “Market Rate”). For this purpose, “Comparable Space” shall mean commercial space comparable to the Premises that is (i) comparable in size, location, and quality to the Premises; (ii) leased for a term comparable to the Renewal Term; and (iii) located in comparable industrial projects in the vicinity of the Building. In determining the Market Rate, the parties shall include all escalations and take into consideration free rent and other rental abatement concessions, if any and any tenant improvement allowance or other obligations to improve the Comparable Space, if any, being granted to tenants in connection with the Comparable Space.

(d) The Base Rent during the Renewal Term shall be determined as follows:

(1) If Tenant provides Landlord with its notice of exercise pursuant to subparagraph (b) above, then, prior to the commencement of the Renewal Term, Landlord shall deliver to Tenant a good faith written proposal of the Market Rate. Within twenty-one (21) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (A) that Tenant accepts Landlord’s proposal or (B) that Tenant elects to submit the determination of Market Rate to arbitration in accordance with Subparagraphs (2) through (4) below. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Market Rate shall be binding upon Tenant.

(2) If Tenant timely elects to submit the determination of Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s initial proposal), then such agreement shall constitute a determination of Market Rate for purposes of this Section, and the parties shall immediately execute an amendment to this Lease stating the Base Rent for the Renewal Term. If Landlord and Tenant are unable to agree on the Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other in envelopes their respective good faith estimates of the Market Rate (set forth on a net effective rentable square foot per annum basis). If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with Subparagraphs (3) and (4) below.

(3) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent real estate broker with at least five (5) years of experience in leasing industrial space in the metropolitan area in which the Property is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select an independent Qualified Appraiser and the independent Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(4) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and of the arbitration proceeding shall be split by the parties 50/50. The fees of any expert witnesses retained by the arbitrator shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

(5) Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 2, Tenant’s monthly payments of Base Rent shall be in an amount equal to the average of Landlord’s and Tenant’s determinations of the Market Rate. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrator, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent theretofore paid.

(e) Notwithstanding anything to the contrary in this Paragraph 2, at Landlord’s election, this Renewal Option shall be null and void and Tenant shall have no right to renew this Lease pursuant thereto if, on the date Tenant exercises this Renewal Option or on the date immediately preceding the commencement of the Renewal Term, Tenant is in default beyond any applicable notice and cure periods of any of its obligations under this Lease.

3. Early Possession. Landlord shall use commercially reasonable efforts to provide Tenant with access to the Premises in advance of the Commencement Date, commencing as soon as practical after the date that this Lease is fully executed (such period, the “Early Possession Period”), for the purposes of planning and construction of Tenant Improvements, installing Tenant’s furniture, fixtures and equipment and for storage of equipment and inventory at the Premises in a manner consistent with Tenant’s business; provided that such early occupancy will not interfere with Landlord’s obligations to complete any Compliance Work, to enter into the Premises for purposes of checking the condition of any building systems serving the Premises, including the sprinkler system, HVAC system, mechanical, electrical and plumbing systems, roll-up doors, and the roof, and to repair or replace same, as necessary, to ensure good condition at delivery, and to refurbish or replace the existing HVAC units. Tenant may conduct business within the Premises during such early occupancy at its sole risk and expense. Regardless, Tenant must deliver a bona fide proof, or Certificate of Insurance, naming Landlord and its Property Management Company (Colliers International) as additionally insured parties prior to such early occupancy. Tenant shall be responsible for its utilities, janitorial expenses and its pro-rata share of the real estate taxes during the Early Possession Period. Insurance and other Operating Expenses (as defined in Section 7 below) shall be abated during the Early Possession Period.

4. Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the Term hereof, subject to this Lease and, except as provided in Section 41 below, any ground lease, mortgage or trust deed now or hereafter encumbering the Building or the Property.

B. Rent/Payment/Security Deposit.

5. Base Rent. Tenant shall pay to Landlord, at the address stated in the Basic Lease Provisions or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions, and as described in paragraph 6 below.

6. Rent Payment. The Base Rent for each Lease Year shall be payable in equal monthly installments, due on or before the first (1st) day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset of any kind whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant and shall be applied to the first month’s Base Rent as and when such Base Rent is due under this Lease. A like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof (provided, that the foregoing is subject to any free rent hereunder and further that if the date that Base Rent commences hereunder is a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Base Rent installment). Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

7. Operating Expenses/Taxes.

(a) Tenant agrees to reimburse Landlord throughout the Term, as “Additional Rent” hereunder, for Tenant’s Share (as defined below) of: (i) the annual Operating Expenses (as defined below) for each calendar year, or portion thereof, during the Term; and (ii) the annual Taxes (as defined below) for each calendar year, or portion thereof, during the Term. The term “Tenant’s Share” as used in this Lease shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building. Landlord and Tenant hereby agree that Tenant’s Share with respect to the Premises initially demised by this Lease is the percentage amount set forth in Paragraph 7 of the Basic Lease Provisions. Tenant’s Share of Operating Expenses and Taxes for any calendar year shall be appropriately prorated for any partial year occurring during the Term.

(b) “Operating Expenses” shall mean all reasonable costs and expenses incurred by Landlord with respect to the maintenance and operation of the Building and the Property including, but not limited to: maintenance, repair and replacement of the heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, all non-exclusive paving and parking areas (provided, however, that Tenant shall be obligated to pay one hundred percent (100%) of, as opposed to only Tenant’s Share of, any costs related to the Tenant’s Exclusive Parking Areas and, provided, further, that Tenant shall not be obligated to pay any portion of any costs relating to the maintenance, repair or replacement of any parking areas exclusive use of which has been granted to some other occupant of the Building or Property except to the extent such maintenance, repair or replacement was caused by Tenant), roads and driveways; maintenance of exterior areas such as gardening and landscaping, snow removal and signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utility services attributable to the common areas; Building personnel costs; personal property taxes; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Property; fees for required licenses and permits; and Tenant’s pro-rata share of the property management fee (which shall not exceed Nine Hundred Dollars ($900.00) per month). Operating Expenses do not include: (a) the cost of capital repairs, replacements or improvements, other than annual depreciation (based on the useful life of the item under generally accepted accounting principles) on any such capital repair, replacement or improvement; provided, however, that (i) the cost of the initial replacement of the roof of the

Building and the initial replacement of the HVAC units serving the Premises shall not be included among Operating Expenses, (ii) any capital expenditures incurred by Landlord to comply with laws in effect on the Commencement Date shall be excluded from Operating Expenses, unless, with respect to ADA requirements only, such compliance is triggered by any alterations, additions or improvements constructed by Tenant or on Tenant’s behalf (not including HVAC refurbishment or replacement), or by Tenant’s particular use of the Premises, in which case Tenant shall perform such work at Tenant’s sole cost and expense and (iii) any and all capital expenditure associated with latent defects and the foundation or structural elements of the Building shall not be included among Operating Expenses, except or unless such expenditures are a result of Tenant’s activities, newly installed tenant improvements or alterations (e.g., placement of additional HVAC equipment or other trade fixtures upon the roof or structural penetrations caused by Tenant); (b) debt service under mortgages or ground rent under ground leases; (c) costs of restoration to the extent of net insurance proceeds received by Landlord (or what would have been received if Landlord carried the required insurance); (d) leasing commissions and tenant improvement costs; (e) litigation expenses relating to disputes with tenants; (f) Taxes as defined below; (g) Landlord’s general corporate overhead and general and administrative expenses; (h) costs for which Landlord has been compensated by a management fee; (i) costs arising from the negligence or fault of other tenants or Landlord, their respective agents or contractors; (j) any and all costs arising from the presence or release of Hazardous Substances (defined below) in or about the Premises or the Property, including, without limitation, Hazardous Substances in the ground water or soil unless the presence or disturbance of such Hazardous Substances is due to Tenant, its employees, agents, representatives, contractors, licensees or invitees; (k) premiums for earthquake insurance carried by Landlord; (l) any costs or expenses incurred by Landlord in conducting the Compliance Work; (m) salaries of employees of Landlord above the level of manager; and (n) any other expenses which, in accordance with general industry practice with respect to the operation of comparable industrial buildings, would not normally be treated as operating expenses.

(c) “Taxes” shall mean all taxes and assessments of every kind and nature which Landlord shall become obligated to pay with respect to each calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, and operation of the Building and the Property, subject to the following: (i) the amount of ad valorem real and personal property taxes against Landlord’s real and personal property to be included in Taxes shall be the amount required to be paid for any calendar year, notwithstanding that such Taxes are assessed for a different calendar year (the amount of any tax refunds received by Landlord during or after the Term of this Lease shall be deducted from Taxes for the calendar year to which such refunds are attributable; provided, however, that in the event Landlord receives a tax refund after the expiration or sooner termination of this Lease and such tax refund applies to Taxes paid by Tenant during the Term of this Lease, then Landlord shall not be obligated to reimburse Tenant for any overpayment of Taxes on account of such tax refund, unless Tenant provides Landlord with written notice on or before the expiration of the Term of this Lease of an address to which the amount of any such reimbursement may be sent); (ii) the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment payable for the calendar year in respect of which Taxes are being determined; (iii) the amount of any tax or excise levied by the State or the City where the Building is located; any political subdivision of either, or any other taxing body, on rents or other income from the Property (or the value of the leases thereon) to be included shall not be greater than the amount which would have been payable on account of such tax or excise by Landlord during the calendar year in respect of which Taxes are being determined had the income received by Landlord from the Building [excluding amounts payable under this Subparagraph (iii)] been the sole taxable income of Landlord for such calendar year; (iv) there shall be excluded from Taxes all income taxes [except those which may be included pursuant to the preceding subparagraph (iii) above], excess profits taxes, franchise, capital stock, and inheritance or estate taxes; and (v) Taxes shall also include Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) in contesting or attempting to reduce any Taxes assessed for a different calendar year.

Notwithstanding anything to the contrary in this Paragraph 7(c), if a voluntary sale or transfer of the Property occurs at any time before the date that is three (3) years after the Commencement Date, and such sale or transfer causes a reassessment of the Property for the purposes of Tenant’s obligation for the payment of Tenant’s Share of Taxes, then, following such sale or transfer, Tenant’s Share of increases in Taxes shall be limited to (a) Tenant’s Share of the increases in Taxes for such period that would have resulted absent such sale or transfer, assuming that the taxing authority had imposed the maximum taxing rate allowable absent such sale or transfer (including the effect of any authority to impose cumulative unused tax increases in the absence of a voluntary sale or transfer), plus (b) fifty percent (50%) of that portion of the increase in Taxes which is solely due to such voluntary sale or transfer of the Property.

(i) As soon as practical after Landlord’s receipt thereof, Landlord shall provide Tenant with copies of any notices of assessment or re-assessment regarding any Taxes. Provided that Tenant is not in default beyond applicable notice and cure periods and that Tenant is current on its payment of the Additional Rent due under this Section 7, Tenant may request, in writing, that Landlord contest any Taxes that are assessed during the Term of this Lease payment for all or a portion of which Tenant is responsible under this Lease. Tenant’s request shall clearly state the Taxes that Tenant wishes Landlord to contest. As soon as commercially reasonably possible after Landlord’s receipt of Tenant’s written request to contest Taxes, Landlord shall take such actions as are reasonably necessary to contest such Taxes. Tenant shall, within thirty (30) days of demand, reimburse Landlord for all reasonable costs Landlord incurs in contesting such Taxes, including reasonable attorneys’ fees and costs, regardless of whether Landlord prevails in such proceedings. Notwithstanding the foregoing, Landlord may decline Tenant’s request to contest Taxes, in which event Tenant may contest such Taxes at Tenant’s sole cost and expense, and Tenant shall indemnify, defend and hold harmless Landlord from any liability as a result of Tenant’s contesting such Taxes; provided, however, that Landlord may require that Tenant post a bond or provide Landlord with cash or a letter of credit in the disputed amount of Taxes prior to Tenant’s contesting such Taxes.

(d) Landlord shall, on or before the Commencement Date and as soon as reasonably possible after the commencement of each calendar year thereafter, provide Tenant with a statement of the estimated monthly installments of Tenant’s Share of Operating Expenses and Taxes which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the next ensuing calendar year, as the case may be. Landlord agrees to keep books and records showing the Operating Expenses in accordance with generally accepted accounting principles (as modified for industrial buildings in a manner comparable to other similar buildings in the commercial area where the Building is located) and practices consistently maintained on a year-to-year basis in compliance with such provisions of this Lease as may affect such accounts, and Landlord shall deliver to Tenant after the close of each calendar year (including the calendar year in which this Lease terminates), a statement (“Landlord’s Statement”) containing the following: (1) a statement that the books and records covering the operation of the Building have been maintained in accordance with the requirements in this subparagraph (d); (2) the amount of Operating Expenses for such calendar year; and (3) the amount of Taxes for such calendar year. Upon reasonable prior written request given not later than ninety (90) days following the date Landlord’s Statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support such Landlord’s Statement or provide Tenant with the opportunity to review such supporting information. If Tenant does not notify Landlord of any objection to Landlord’s Statement within one hundred eighty (180) days after the later of delivery of Landlord’s Statement or such requested supporting documentation, Tenant shall be deemed to have accepted Landlord’s Statement as true and correct and shall be deemed to have waived any right to dispute the Operating Expenses and/or Taxes due pursuant to that Landlord’s Statement. Tenant acknowledges that Landlord maintains its records for the Property at Landlord’s main office in San Jose, and Tenant agrees that any review or audit of records under this Paragraph shall, except as provided below, be at the sole expense of Tenant and shall be conducted by a nationally or regionally recognized accounting firm experienced in accounting for income and expenses of industrial projects engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Expenses achieved through the inspection process.

If, according to such audit, Landlord’s Statement of Operating Expenses and Taxes overstated the amounts thereof, in the aggregate, by four percent (4%) or less or understated the amounts thereof, then Tenant shall pay the cost of the certification, and, in the case of an understatement, shall pay to Landlord the deficiency in Tenant’s payment of Operating Expenses and Taxes within twenty (20) days following Tenant’s receipt of the results of such audit. If, according to such audit, Landlord’s Statement overstated the amounts thereof, in the aggregate, by more than four percent (4%), then Landlord shall pay the cost of the audit and shall promptly refund the amount of Tenant’s overpayment of Operating Expenses and Taxes. Tenant acknowledges and agrees that any records reviewed under this Paragraph constitute confidential information of Landlord, which shall not be disclosed to anyone other than the person performing the review, the principals of Tenant who receive the results of the review, Tenant’s accounting employees and lawyers or in connection with litigation between the parties. The disclosure of such information to any other person, whether or not caused by the conduct of Tenant, shall constitute a material breach of this Lease.

(i) Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Section 5 above, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of Operating Expenses and Taxes for the calendar year in question. At the end of any calendar year, if Tenant has paid to Landlord an amount in excess of Tenant’s Share of Operating Expenses and Taxes for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than Tenant’s Share of Operating Expenses and Taxes for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(ii) For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the pro rata portion of Tenant’s Share for such calendar year (in the manner provided above) and when the actual prorated Tenant’s Share for such calendar year is determined, Landlord shall send Landlord’s Statement to Tenant for such year and if such Statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a refund for that amount along with the Statement (subject to offset in the event Tenant is in default hereunder). If Landlord’s Statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days after the date of receipt of Landlord’s Statement.

8. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date that is five (5) business days after the due date specified in this Lease, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the thirty fifth (35th) day following the date Tenant was invoiced, a late charge of ten percent (10%) of such past due amount shall be immediately due and payable as Additional Rent hereunder, and interest shall accrue on all delinquent amounts from the date past due until paid at the lower of a rate of one and one percent (1%) per month or fraction thereof from the date such payment is due until paid (the “Default Rate”) or the highest rate permitted by applicable law.

9. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

10. Security Deposit. Tenant shall pay Landlord the amount identified as the Security Deposit in Paragraph 8 of the Basic Lease Provisions (hereinafter referred to as “Security Deposit”) as evidence of good faith on the part of Tenant in the fulfillment of the terms of this Lease, which shall be held by the Landlord during the Term of this Lease, or any renewal thereof. Under no circumstances will Tenant be entitled to any interest on the Security Deposit. The Security Deposit may be applied by Landlord, at its sole discretion, and after the expiration of any applicable notice and cure periods, to any amount owing to Landlord hereunder, or to pay the expenses of repairing any damage to the Premises, except reasonable wear and tear occurring from normal use of the Premises, which exists on the day Tenant vacates the Premises, but this right shall not be construed to limit Landlord’s right to recover additional sums from Tenant for damages to the Premises. In addition to any other rights available to Landlord hereunder, the Security Deposit shall be forfeited in any event if this Lease should be terminated prior to the Expiration Date of the Term, or any renewal thereof, as a result of any default by Tenant and any amounts owed by Tenant under this Lease equal or exceed the amount of the Security Deposit or any remaining balance thereof. If there are no payments to be made from the Security Deposit and no forfeiture of the Security Deposit as set out in this Paragraph, or if there is any balance of the Security Deposit remaining after all payments have been made, the Security Deposit, or such balance thereof remaining, will be refunded to Tenant within thirty (30) days after the expiration or earlier termination of this Lease. In no event shall Tenant be entitled to apply the Security Deposit to any Rent due hereunder. In the event of an act of bankruptcy by or insolvency of Tenant or the appointment of a receiver for Tenant or a general assignment for the benefit of Tenant’s creditors, then the Security Deposit shall be deemed immediately assigned to Landlord. The right to retain the Security Deposit shall be in addition and not alternative to Landlord’s other remedies under this Lease or as may be provided by law and shall not be affected by summary proceedings or other proceedings to recover possession of the Premises. Upon sale or conveyance of the Building, Landlord may transfer or assign the Security Deposit to any new owner of the Premises, and upon such transfer all liability of Landlord for the Security Deposit shall terminate. Landlord shall be entitled to commingle the Security Deposit with its other funds. Notwithstanding anything to the contrary in this Paragraph 10, to the extent the provision of California Civil Code Section 1950.7 (as any successor statute thereto) applies, or is deemed to apply, to the Security Deposit, Tenant unconditionally and irrevocably waives the benefits and protection of that code section (or any successor statute thereto), including, without limitation, subsections “(a)” and “(c)” thereof.

C. Use/Laws/Rules.

11. Use of Premises/Environmental Matters.

(a) Use. Tenant shall use and occupy the Premises solely for the purpose set forth in the Basic Lease Provisions and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid law, ordinance or regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or increase the rate of insurance on the Premises or the Building. Except as provided in this Lease, Tenant acknowledges that Landlord has made no representations or warranties with respect to the suitability of the Premises for Tenant’s proposed use.

(b) Environmental Matters.

(1) For purposes of this Lease:

“Contamination” means the presence of or release, spillage, leakage, migration, disposal, burial, or placement of Hazardous Substances (as hereinafter defined) upon, within, below, or into any surface water, ground water, land surface, subsurface soil or strata, building, or improvement at any portion of the Demised Premises, the Building, the Common Area or the Project.

“Environmental Laws” means all codes, laws (including, without limitation, common law), ordinances, regulations, reporting or licensing requirements, rules, or statutes relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface soil or strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.) (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.) (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§5101 et seq.) (viii) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (ix) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i)–(viii) of this subparagraph; (x) any amendments to the statutes, laws or ordinances listed in parts (i)–(ix) of this subparagraph, regardless of whether in existence on the date hereof; (xi) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)–(x) of this subparagraph; and (xii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters.

“Hazardous Substances” means any chemical, waste, by-product, pollutant, contaminant, compound, product, substance, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, (i) RCRA hazardous wastes, (ii) CERCLA hazardous substances, (iii) gasoline, diesel fuel, fuel oil, motor oil, waste oil, and any other petroleum hydrocarbon, including any additives or other by-products or constituents associated therewith, (iv) pesticides and other agricultural chemicals, (v) asbestos and asbestos containing materials in any form, (vi) polychlorinated biphenyls, (vii) radioactive materials and radon, and (viii) urea formaldehyde foam insulation.

(2) Tenant covenants that all its activities and the activities of any entity affiliated with Tenant (“Tenant’s Affiliates”), on the Premises and in the Building and on the Property, during the Term will be conducted in compliance with Environmental Laws. Tenant represents and warrants to Landlord that Tenant is currently in compliance with all applicable Environmental Laws and that there are no pending or, to Tenant’s knowledge, threatened notices of deficiency, notices of violation, orders, or judicial or administrative actions involving alleged violations by Tenant of any Environmental Laws. Tenant, at Tenant’s sole cost and expense, shall be responsible for obtaining all permits or licenses or approvals under Environmental Laws necessary for Tenant’s operation of its business on the Premises (“Environmental Permits”) and shall make all notifications and registrations required by any applicable Environmental Laws. Tenant, at Tenant’s sole cost and expense, shall at all times comply with the terms and conditions of all such Environmental Permits notifications and registrations and with any other applicable Environmental Laws. Tenant represents and warrants that it shall be responsible for obtaining, and shall obtain, all such Environmental Permits and all such notifications and registrations required by any applicable Environmental Laws necessary for Tenant’s operation of its business on the Premises.

(3) Tenant shall not cause or permit any Hazardous Substances to be brought upon, kept or used in or about the Premises, on the Building, or the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that the consent of Landlord shall not be required for the use at the Premises of (a) the Hazardous Substances described in the Hazardous Materials Questionnaire in the form attached hereto as Exhibit C or (b) cleaning supplies, toner for photocopying machines and other similar materials, in containers and quantities reasonably necessary for and consistent with normal and ordinary use by Tenant in the routine operation or maintenance of Tenant’s office equipment or in the routine janitorial service, cleaning and maintenance for the Premises. For purposes of the foregoing, Landlord shall be deemed to have reasonably withheld consent if Landlord determines that the presence of such Hazardous Substance within the Premises could result in a risk of harm to person or property or otherwise negatively affect the value or marketability of the Building or the Property.

(4) Regardless of any consents granted by Landlord pursuant to the foregoing allowing Hazardous Substances upon the Premises, Tenant shall under no circumstances whatsoever cause or permit any Contamination by Tenant or Tenant’s Affiliates. If such Contamination by Tenant shall occur, Tenant shall promptly at its expense (i) contain and control, investigate, and clean up, remove, or remedy such Contamination to the extent required by, and take any and all other actions required under, applicable Environmental Laws, (ii) restore the Premises, the Building and the Property to the condition existing prior to the Contamination, and (iii) notify and keep Landlord reasonably informed of such containment, control, investigation, cleanup, removal, remediation and restoration activities. All such activities shall be conducted by Tenant or Tenant’s Affiliates in accordance with any and all Environmental Laws and other applicable federal, state and local laws and regulations. Landlord shall have the right, but not the obligation, after providing Tenant with notice and a reasonable opportunity to cure, to enter onto the Premises or to take such other actions as Landlord deems necessary or advisable so to contain, control, investigate, clean up, remove, remediate, restore, resolve or minimize the impact of, or otherwise deal with, any such contamination. All costs and expenses incurred by Landlord in the exercise of any such rights shall be payable by Tenant upon demand.

(5) Regardless of any consents granted by Landlord pursuant to Paragraph 11(b)(3) above allowing Hazardous Substances upon the Premises, Tenant shall under no circumstances whatsoever cause or permit (i) any activity on the Premises which would cause the Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under RCRA or the regulations promulgated thereunder, (ii) any activity on the Premises which would cause the Premises, the Building, or the Property to become subject to any lien imposed under or as a result of any Environmental Law, (iii) the discharge of Hazardous Substances into the storm sewer system serving the Property, or (iv) the installation of any underground tank, oil/water separator, sump pump, or underground piping on or under the Premises.

(6) Landlord shall also have the right prior to the expiration of the Term of this Lease to cause a qualified environmental consultant to perform, at Landlord’s sole cost and expense, an environmental audit of the Premises; provided, however, that if the environmental audit discloses that Tenant has violated the provisions of this Section 11(b), Tenant shall pay the cost of such audit within thirty (30) days following Tenant’s receipt of the audit.

(7) Tenant shall and hereby does indemnify Landlord and hold Landlord harmless from and against any and all expense, loss, and liability suffered by Landlord by reason of the storage, generation, release, spillage, leakage, burial, placement, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances (whether accidental, intentional, or negligent) by Tenant or Tenant’s Affiliates or by reason of Tenant’s breach of any of the provisions of this Paragraph 11(b). Such expenses, losses and liabilities shall include, without limitation, any and all expenses that Landlord may incur (i) to comply with any Environmental Laws, (ii) in studying, removing, disposing or otherwise addressing any Hazardous Substances and contamination at, on, under, or from the Premises, the Building, or the Property, (iii) with respect to fines, penalties or other sanctions assessed upon Landlord, and (iv) with respect to legal and professional fees and costs incurred by Landlord in connection with the foregoing. The indemnity contained herein shall survive the expiration or earlier termination of this Lease.

(8) Tenant has completed and delivered to Landlord with this Lease a Hazardous Materials Questionnaire in the form attached hereto as Exhibit C, and Tenant represents and warrants to Landlord that the information set forth therein is true and accurate in all material respects.

(9) Landlord represents to Tenant that, as of the date of this Lease, to Landlord’s actual knowledge (without duty of inquiry), there is no Contamination in, on or under the Property. Landlord shall and hereby does indemnify Tenant and hold Tenant harmless from and against any and all expense, loss, and liability suffered by Tenant by reason of the storage, generation, release, spillage, leakage, burial, placement, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, by Landlord of any Hazardous Substances (whether accidental, intentional, or negligent) at, on, under, or from the Premises, the Building or the Property, except to the extent caused by Tenant or Tenant’s Affiliates or by reason of Tenant’s breach of any of the provisions of this Paragraph 11(b) or by Tenant’s or Tenant’s Affiliates’ negligence or willful misconduct. Such expenses, losses and liabilities shall include, without limitation, any and all expenses that Tenant may incur (i) to comply with any Environmental Laws, (ii) in studying, removing, disposing or otherwise addressing any Hazardous Substances and contamination at, on, under, or from the Premises, the Building, or the Property, (iii) with respect to fines, penalties or other sanctions assessed upon Tenant, and (iv) with respect to legal and professional fees and costs incurred by Tenant in connection with the foregoing. The indemnity contained herein shall survive the expiration or earlier termination of this Lease. In no event shall Tenant be obligated to pay for or to contribute towards the cost of any investigation or remediation of any Hazardous Substances at, on, under or in the Premises, the Building, or the Property, unless such presence of Hazardous Substances is caused by the storage, generation, release, spillage, leakage, burial, placement, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substance by Tenant or Tenant’s Affiliates or by reason of Tenant’s breach of any of the provisions of this Paragraph 11(b).

12. Compliance with Laws. Tenant and Landlord shall operate the Premises and Building respectively in compliance with all applicable Laws and shall not knowingly, directly or indirectly, make any use of the Premises or Building which is prohibited by any such laws, ordinances or regulations; provided, however, that, unless necessitated by improvements to or alterations of the Premises or Tenant’s Exclusive Parking Areas made by or on behalf of Tenant (other than the Tenant Improvements), (a) Tenant shall have no obligation to make structural repairs or alterations to comply with Laws, and (b) any capital alterations, additions or improvements required to comply with Laws shall be performed by Landlord, subject to reimbursement as an Operating Expense to the extent permitted hereunder. Notwithstanding the foregoing, Tenant shall perform, at Tenant’s sole cost and expense, any improvements, alterations or additions to the Premises necessary to cause the Premises to comply with any Laws applicable to the Premises to the extent such compliance is triggered by any alterations, additions or improvements constructed by Tenant or on Tenant’s behalf (other than the Tenant Improvements) or by Tenant’s particular use of the Premises.

13. Waste Disposal.

(a) All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be deposited in dumpsters located at the Property.

(b) Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of in dumpsters pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant’s failure to comply with the provisions of this subparagraph (b).

14. Rules and Regulations. The rules and regulations in regard to the Building and the Property, a copy of which is attached hereto as Exhibit D, and all reasonable rules and regulations and modifications thereto which Landlord may hereafter from time to time adopt and promulgate after notice thereof to Tenant, for the government and management of the Building and the Property, are hereby made a part of this Lease and shall during the Term be observed and performed by Tenant, its agents, employees and invitees.

D. Utilities/Signage/Tenant Build Out.

15. Utilities. Tenant will promptly pay, directly to the appropriate supplier, the cost of all natural gas, heat, cooling, energy, light, power, sewer service, telephone, water, refuse disposal and other utilities ands services supplied to the Premises, together with any related installation or connection charges or deposits (collectively, “Utility Costs”) incurred during the Term. If any services or utilities are jointly metered with other premises, Landlord will make a reasonable determination of Tenant’s proportionate share of such Utility Costs and Tenant will pay such share to Landlord. Landlord reserves the right to participate in wholesale energy purchase programs and to provide energy to the Premises through such programs so long as the cost to Tenant is competitive.

16. Signs. Tenant shall not paint or place any signs, placards, or other advertisements of any character upon the outside walls, common areas or the roof of the Building, except that Tenant shall be permitted, subject to Landlord’s reasonable prior approval, sign code requirements established by the City of Sunnyvale and any other applicable Laws, to install building-side signage on the Building and/or a monument sign on the Property (“Tenant’s Signage”). Tenant acknowledges that it is not leasing the entirety of the Building and that other occupants of the Building may also erect Building-side signage, monument signage or other signage at, in, near or upon the Building. The design, installation, construction and removal at the end of the Lease Term, of Tenant’s Signage shall be at Tenant’s sole cost and expense. All signage shall be constructed pursuant to the provisions of Paragraph 21 of this Lease regarding alterations. Tenant’s signage shall in all events be subject to compliance with applicable Laws.

17. Build Out Allowance and Tenant Finishes.

(a) Intentionally Deleted.

(b) The Work Letter attached hereto as Exhibit B and executed by Landlord and Tenant, is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.

18. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond a party’s control (a “force majeure event” or “Force Majeure”) which results in either party being unable to timely perform its obligations hereunder, so long as such party diligently proceeds to perform such obligations after the end of such force majeure event, such party shall not be in breach hereunder and this Lease shall, except as otherwise provided hereunder, not terminate; provided, however, that Tenant’s obligation to pay any Base Rent, Additional Rent, or any other charges and sums due and payable shall not be excused.

E. Repairs/Alterations/Casualty/Condemnation.

19. Repairs By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. In no event shall Tenant be entitled to compensation or any other damages or any other remedy against Landlord in the event the Premises are not deemed suitable for Tenant’s use. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Section 23 and 24 below), and subject to normal wear and tear, Landlord shall maintain in good repair the exterior walls, roof, common areas, all parking areas, including Tenant’s Exclusive Parking Areas, foundation, structural portions and the Building’s mechanical, electrical, plumbing and HVAC systems, provided such repairs are not necessitated or occasioned by Tenant, Tenant’s invitees or anyone in the employ or control of Tenant, or by the construction of the initial Tenant Improvements, as set forth in the Work Letter.

20. Repairs By Tenant. Except as described in Section 19 above, Tenant shall, at its own cost and expense, maintain the Premises in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Premises or Building or Property caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, and (ii) the moving of any property into or out of the Premises. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, upon prior reasonable written notice to Tenant (except in an emergency) make the required repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for quarterly maintenance service of all hot water, heating and air conditioning systems and equipment within the Premises. The maintenance contractor and the contract must be approved in writing by Landlord in advance. The service contract shall include all services recommended by the equipment manufacturer within the operation/maintenance manual, and shall be effective on the Commencement Date. Tenant shall provide copies of such contract to Landlord on a quarterly basis.

21. Alterations and Improvements. Except for alterations to the Premises which do not materially and adversely affect the Building structure or systems and are not visible from outside the Premises and that do not cost in excess of $50,000.00 per project (provided, however, that Tenant may not break up a project into sub-parts that each cost $50,000.00 or less as a subterfuge to avoid the provisions of this paragraph) and except for alterations to the Premises or Tenant’s Exclusive Parking Areas that do not cost in excess of $50,000.00 per project (provided, however, that Tenant may not break up a project into sub-parts that each cost $50,000.00 or less as a subterfuge to avoid the provisions of this Paragraph), Tenant shall not make or allow to be made any alterations, physical additions or improvements after the initial Tenant Improvements in the Work Letter, in or to the Premises or Tenant’s Exclusive Parking Areas without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent may be granted or withheld in Landlord’s sole discretion if the alterations will affect the Building structure or systems or, in the case of alterations to the Premises, will be visible from outside the Premises, but which consent shall otherwise not be unreasonably withheld, conditioned or delayed.

Upon Landlord’s request, Tenant shall deliver to Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for Landlord’s reasonable cost actually incurred to review such plans (not to exceed $1,000). Any alterations, physical additions or improvements (excluding trade fixtures, including warehouse racking) shall at once become the property of Landlord (subject to Tenant’s right to depreciate the cost of such alterations for tax purposes); provided, however, that Landlord, at its option, may require Tenant to remove any alterations, additions or improvements in order to restore the Premises to the condition existing on the Commencement Date (provided that Landlord notified Tenant at the time of Landlord’s consent to any such alterations, additions or improvements for which Landlord’s consent is required that Landlord reserved the right to require the removal thereof). With respect to any alterations, physical additions or improvements that Tenant is entitled to construct under this Lease without Landlord’s consent but which Tenant desires to leave on the Premises at the expiration or earlier termination of this Lease, Tenant shall request such permission from Landlord in writing prior to the date Tenant begins construction of such alteration, physical addition or improvement, and Landlord shall advise Tenant in writing within five (5) business days of Landlord’s receipt of such request and plans and specifications for such work (or if no plans and specifications are to be prepared for such work, then a detailed written description of such work) whether Landlord will require the removal of the alteration, physical addition or improvement at the expiration or sooner termination of this Lease. In no event shall Landlord require Tenant to remove alterations, additions or improvements that are consistent with typical warehouse uses, including typical office improvements. All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements shall be made in a good, first-class, workmanlike manner and in a manner that does not unreasonably disturb other tenants, if any, and Tenant must maintain adequate liability and builder’s risk insurance throughout the construction. Subject to the provisions of Section 26(e) below, Tenant does hereby indemnify and hold Landlord harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Tenant, except to the extent caused by the negligence or willful misconduct of Landlord, its agents or employees. Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals hereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord (which approval shall not be unreasonably withheld). Landlord agrees to assign to Tenant any rights Landlord may have against the contractor of the Premises with respect to any work performed by such contractor in connection with improvements made by Landlord at the request of Tenant.

22. Liens. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the Rent payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction repairs. Except for amounts to be covered by the Allowance pursuant to Exhibit B attached hereto, Tenant shall pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed by Tenant on the Premises. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then, except for amounts to be covered by the Allowance pursuant to Exhibit B attached hereto, which shall be Landlord’s responsibility, Tenant shall, at its expense within ten (10) days following receipt of notice thereof, either discharge of record by payment, bonding or otherwise any such lien or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (a) within such ten (10) day period, post a bond removing the lien from title or provide Landlord adequate security for the lien or claim, (b) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (c) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as reasonable attorneys’ fees and other expenses reasonably incurred by Landlord, including any applicable late charge, shall be deemed Additional Rent immediately due and payable by Tenant upon rendition of a bill therefor. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of Landlord in the Premises, the Building or the Property or this Lease arising from the act or agreement of Tenant, except that the foregoing shall not apply to claims or liens resulting from Landlord’s failure to pay the Allowance pursuant to Exhibit B attached hereto. Tenant agrees to give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises, the Building or the Property.

23. Destruction or Damage.

(a) If the Building or the Premises are destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion, the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard “all risks” property insurance, or if the Landlord’s lender legally requires that the insurance proceeds be applied to its loan, Landlord shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice delivered to Tenant on or before thirty (30) days following Landlord’s notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of that date. Landlord shall provide Tenant with written notice no later than sixty (60) days following the date of such damage of the estimated time needed to restore, whether the loss is covered by Landlord’s insurance coverage, and whether or not Landlord’s lender requires the insurance proceeds be applied to its loan. If the Premises are destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that the Premises cannot be used to conduct Tenant’s business, in Tenant’s reasonable opinion, and, in Landlord’s reasonable opinion, the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, Tenant shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice delivered to Landlord on or before thirty (30) days following receipt of Landlord’s notice and Rent shall be accounted for as between Landlord and Tenant as of that date.

(b) If the Premises are damaged by any such casualty or casualties but Landlord is not entitled to, or does not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing no later than sixty (60) days after the date of such damage that such damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable for the period of untenantability, and Landlord shall promptly commence to diligently restore the Premises to substantially the same condition as before such damage occurred as soon as practicable, whereupon full Rent shall recommence. If, regardless of any damage to the Premises, Tenant’s Exclusive Parking Areas are damaged by any casualty described in Paragraph 23(a), above, and cannot be restored within two hundred seventy (270) days of the date Landlord provides Tenant with written notice of Landlord’s reasonable estimate of the time necessary to restore the damage (Landlord to give such notice no later than sixty (60) days following the date of such damage), then, provided that such damage, or the casualty causing such damage, was not caused by Tenant or Tenant’s Affiliates, Tenant shall have the right to terminate this Lease upon written notice to Landlord, which notice shall be given no later than fifteen (15) days after the date of Landlord’s notice to Tenant and which notice shall specify Tenant’s requested termination date, which date shall be no earlier than thirty (30) days and no later than one hundred twenty (120) days after the date of Landlord’s notice to Tenant regarding the estimated time necessary to complete the restoration.

(c) If such damage occurs within the last twelve (12) months of the Term, either party shall have the right, upon delivery of written notice to the other party within thirty (30) days following such damage, to cancel and terminate this Lease as of the date of such damage, provided, however, that Tenant may not elect to terminate this Lease if such damage was caused by the intentional act of Tenant, its agents, servants, employees or invitees.

(d) Tenant agrees that Landlord’s obligation to restore, and the abatement of Rent provided herein, or Tenant’s right to terminate as above set forth in this Section 23, shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property. If prior to any such election to terminate Tenant has elected to extend the Term pursuant to the provisions of this Lease and such election may not then according to its terms be rescinded or terminated, then for purposes of this Section 23 the Term shall be deemed to expire on such extended date.

24. Eminent Domain. If the whole of the Building or Premises or the Property, or such portion thereof as will make the Building or Premises or Tenant’s Exclusive Parking Areas unusable in the reasonable judgment of Landlord or Tenant for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of such events, this Lease shall terminate and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of such date. If a portion of the Building or Premises or Tenant’s Exclusive Parking Areas is so taken, but not such amount as will make the Premises or Tenant’s Exclusive Parking Areas unusable in the reasonable judgment of Landlord or Tenant for the purposes herein leased, or if this Lease has not terminated, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises or Tenant’s Exclusive Parking Areas, as the case may be, so taken. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord, provided however that so long as any separate award made pursuant to the following does not or will not decrease the amount of the award made to Landlord for such condemnation or taking, Tenant shall have the right to pursue any separate award for, or to the extent Landlord is able to determine, in good faith, any portion of the amount of the award that is attributable solely to any of items (a)-(d) in this sentence, then Tenant shall be entitled to receive payment out of the award for, (a) loss of its equipment and trade fixtures, (b) moving expenses, (c) the unamortized portion of the value of all alterations, additions or improvements performed in the Premises and Tenant’s Exclusive Parking Areas and paid for by Tenant during the Term other than the Landlord’s Work and that portion of the Tenant Improvements paid for with the Allowance (such amortization to be calculated on a straight-line basis, without interest, over the Term of this Lease remaining as of the completion of such alterations) and (d) any excess of the market value of the Premises (or, if this Lease is not terminated, the market value of the portion thereof subject to the Taking) for the remainder of the Lease Term over the present value as of the date of the taking of the Rent payable therefor for the remainder of the Lease Term (commonly referred to as the “bonus value”).

25. Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents (but subject to the insurance and waiver of subrogation provisions set forth in Section 26 below).

F. Insurance/Indemnities/Waiver/Estoppel.

26. Insurance; Waivers.

(a) Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i) Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of the Tenant in or about the Premises against claims for bodily injury, property damage and product liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under Section 27 of this Lease, to be in combined single limits of not less than $1,000,000 each occurrence for bodily injury and property damage, $1,000,000 for products/completed operations aggregate, $1,000,000 for personal injury, and to have general aggregate limits of not less than $2,000,000 (per location) and Umbrella Liability Insurance in an amount not less than $5,000,000 for each policy year. The general aggregate limits under the Commercial General Liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.

(ii) Insurance covering all of the items included in Tenant’s trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 21, in an amount not less than ninety percent (90%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “all-risks” fire and casualty insurance policy. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 23 of this Lease.

(iii) Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00.

(iv) [Intentionally Omitted.]

(b) All policies of the insurance provided for in Section 26(a) above shall be issued in form reasonably acceptable to Landlord by insurance companies with a rating and financial size of not less than A-VIII in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

(i) shall name Landlord and its property management company as additional insureds (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord), except with respect to the insurance described in Sections 26(a)(ii) and 26(a)(iii) above;

(ii) shall be delivered to Landlord (1) prior to the earlier of (x) Tenant’s occupancy of the Premises, and (y) the commencement of construction of the initial Tenant Improvements pursuant to the Work Letter, and (2) thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall change, expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing (and ten days in the case of non-payment) in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c) Any insurance provided for in Section 26(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(i) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance; and

(iii) the requirements set forth in this Section 26 are otherwise satisfied.

(d) During the Term hereof, Landlord shall in a manner comparable to other comparable industrial buildings in the market where the Building is located keep in effect (i) commercial property insurance on the Building, its fixtures and equipment, and rent loss insurance for a period and amount of not less than one (1) year of rent (such commercial property insurance policy shall, at a minimum, cover the perils insured under the ISO special causes of loss form which provides “all risk” coverage, and include replacement cost coverage), and (ii) a policy or policies of commercial general liability insurance insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Property.

(e) Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by “all risks” property insurance of the type described in Section 26(a)(ii) and Section 26(d)(i) above. Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable “all risks” fire and casualty insurance carried by the party whose property is damaged. These waivers shall apply if the damage would have been covered by a customary “all risks” insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by “all risks” insurance of the type described in Section 26(a)(ii) and Section 26(d)(i). Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable “all risks” fire and casualty insurance policy.

27. Indemnities. Tenant does hereby indemnify and save harmless Landlord from and against all claims for damages to persons or property which are caused anywhere in the Premises, the Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damage to persons or property caused by the negligence or willful misconduct of Landlord, its agents or employees which occur on the Property or common areas of the Building unless such damage is caused by the negligence or willful misconduct of Tenant, its agents or employees. The indemnities set forth hereinabove shall include the application to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 26(e) above.

28. Acceptance and Waiver. Except to the extent caused by the negligence or willful misconduct of Landlord, its agents and employees (but subject to the insurance provisions in Section 26 above), Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is a corporation, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from electricity, but Tenant, by taking possession of the Premises during the early occupancy period, on or following the Commencement Date, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof. Tenant by said act waives any and all defects therein (excluding latent defects) following the 90-day warranty period beginning from Commencement Date during which period Landlord warrants that the building systems serving the Premises, including the sprinkler system, HVAC system, mechanical, electrical and plumbing systems, and roll-up doors, if any, shall be in good working order, and the roof shall be watertight; provided, however, that this Section shall not preclude Tenant from seeking recovery from any third party responsible for such damage or injury. Landlord will transfer to the Tenant, to the extent possible and in Landlord’s possession, any warranties or service contracts on any systems in the Premises that the Tenant is responsible to maintain during the term of the Lease. Tenant shall notify Landlord or its property manager immediately of any equipment malfunction or other required repairs.

29. Estoppel. Tenant shall, from time to time, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and whether Tenant has any offsets or defenses against Landlord under this Lease, and whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), it being intended that any such statement delivered pursuant to this Paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises.

G. Default/Remedies/Surrender/Holding Over.

30. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth in Paragraph 13 of the Basic Lease Provisions. Each party shall further use reasonable efforts to provide the other party with a courtesy copy of any notice by fax and by electronic mail. Any such notice shall be deemed given on the earlier of two business days after the date sent in accordance with one of the permitted methods described above or the date of actual receipt thereof, provided that receipt of notice solely by fax or electronic mail shall not be deemed to be delivery of notice hereunder. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 30. The initial notice addresses for each party are set forth in the Basic Lease Provisions.

31. Abandonment of Premises. Tenant agrees not to abandon the Premises during the Term of this Lease. If Tenant does abandon the Premises for more than ninety (90) days, Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured Default then exists, in which case Landlord may pursue any and all remedies provided by this Lease, at law or in equity. Tenant’s mere vacating of the Premises during the term hereof shall not constitute an abandonment or default under this Lease so long as Tenant continues to pay Rent, maintains the insurance coverage required under this Lease, provides a commercially reasonable level of security at the Premises, otherwise performs its obligations under this Lease and provides Landlord with written notice of an alternate address for notices to Tenant under this Lease (other than the Premises) if such vacancy will exceed or exceeds thirty (30) consecutive days.

32. Default.

The following shall constitute events of default under this Lease:

(a) If Tenant shall default in the payment of Rent herein reserved when due which, with respect to any Rent which has a scheduled date for payment, a default shall mean the failure to pay such Rent on or before the scheduled due date and, with respect to any Rent which does not have a scheduled date for payment, a default shall mean failure to pay within thirty (30) days of the date of any invoice for payment or any other written request to pay such Rent; provided that the foregoing shall be a default under this Lease only if Tenant fails to cure such delinquency within five (5) business days of written notice thereof;

(b) if Tenant shall fail to perform any of the terms, conditions or provisions of this Lease (other than the provisions requiring the payment of Rent), and fails to cure such non-monetary default within thirty (30) days after written notice of such default is given to Tenant by Landlord, provided however that if such non-monetary default is of such a nature that it cannot through the exercise of diligent and reasonable efforts be cured within thirty (30) days, then Tenant shall not be in default in such instance if Tenant promptly commences and diligently pursues the cure of such non-monetary default to completion as soon as possible and in all events within ninety (90) days after such initial notice;

(c) if Tenant is adjudicated a bankrupt;

(d) if a permanent receiver is appointed for Tenant’s property and such receiver is not removed within sixty (60) days after appointment thereof;

(e) if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future laws, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred;

(f) if Tenant’s effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after such levy or attachment; or

(g) if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after such death to an assignee approved by Landlord.

In any of such events, Landlord, at its sole option, may exercise any or all of the remedies set forth in Section 33 below.

33. Landlord’s Remedies. Upon the occurrence of any default set forth in Section 32 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:

(a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice; and if Tenant fails to so surrender, Landlord shall, as and to the extent permitted by applicable Laws, have the right to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant the following damages (as provided in California Civil Code Section 1951.2):

(i) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom; plus

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Sections 33(b)(i) and 33(b)(ii) is computed by allowing interest at the Default Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 33(b)(iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) Continue this Lease in effect for so long as Landlord does not terminate Tenant’s right to possession, in which event Landlord shall have all of its rights and remedies, including the right, pursuant to California Civil Code Section 1951.4, to recover all rent as it becomes due under this Lease, so long as Tenant has the right to sublet or assign, subject only to reasonable limitations.

(d) pursue such other remedies as are available at law or in equity.

34. Service of Notice. Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person be in charge or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.

35. Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which remains uncured and at any time within one hundred twenty (120) days prior to the expiration (as such date may have been extended through an exercise of the Renewal Option), cancellation or termination of this Lease for any reason and during any such periods Landlord may exhibit the Premises to prospective tenants upon prior reasonable notice to Tenant.

36. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, normal wear and tear only excepted, and Tenant shall remove all of its personalty and Tenant’s Signage therefrom and shall, if directed to do so by Landlord as required hereunder, remove all improvements and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, excluding any improvements made prior to the Commencement Date and specifically excluding the Tenant Improvements constructed pursuant to the Work Letter attached hereto as Exhibit B. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on a Saturday, Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

37. Cleaning Premises. Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean and in the same condition when Tenant’s possession commenced, natural wear and tear excepted, regardless of whether any Security Deposit (as defined in Section 10 above) has been forfeited.

38. Removal of Fixtures. If Tenant is not in default hereunder, Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, remove any fixtures and equipment which Tenant has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant promptly repairs all damages to the Premises caused by such removal.

39. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at the higher of 150% of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term, or 100% of the then current fair market rental value of the Premises as the same would be adjusted pursuant to the provisions of Section 7 hereof. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

40. Attorney’s Fees. In case Landlord or Tenant shall, without fault on its part, be made a party to any litigation commenced by or against the other, then the other shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by such party in connection with such litigation. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding.

41. Mortgagee’s Rights.

(a) Tenant agrees that, subject to the provisions of Section 41(d) below, this Lease shall be subject and subordinate to (i) any mortgage, deed of trust or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed of trust or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes the Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). The subordination of this Lease as to future ground leases, mortgage or deeds of trust shall be effective upon execution of a non-disturbance agreement as provided in Section 41(d) below.

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord) unless such act or omission is of a continuing nature; or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord), except as expressly provided in this Lease; or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without the then current Holder’s consent.

(d) Landlord represents to Tenant that, as of the date of this Lease, there are no mortgages, deeds of trust or other similar security interests encumbering the Property. With respect to any future ground lease or mortgage to which this Lease is subordinate, Landlord shall, as a condition to such subordination, obtain from the Holder of any such Security Document, for the benefit of Tenant, a non-disturbance agreement, in commercially reasonable form, that (i) will not effect an amendment to this Lease which materially increases Tenant’s obligations or materially diminishes Tenant’s rights hereunder, and (ii) provides generally that as long as Tenant is not in default under this Lease, this Lease will not be terminated if such Holder acquires title to the Property by reason of foreclosure proceedings, acceptance of a deed in lieu of foreclosure, or termination of the leasehold interest of Landlord, provided that Tenant attorns to such Holder in accordance with its reasonable requirements.

(e) Notwithstanding anything to the contrary set forth in this Section 41, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

H. Landlord Entry/Relocation/Assignment and Subletting.

42. Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that prior notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs, perform maintenance and provide other services described in Section 19 above which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises in order to confirm that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof; (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the ceilings in the Premises and elsewhere in the Building; and (e) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant, provided that Landlord uses commercially reasonable efforts to minimize interference with Tenant’s business operations in the Premises. The Rent reserved herein shall not abate while such repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work. Unless any work would unreasonably interfere with Tenant’s use of the Premises if performed during business hours, all such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.

43. Relocation. Intentionally Deleted.

44. Assignment and Subletting. Tenant may not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant.

In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) (a “Control Change”) shall be considered an assignment for purposes of this Paragraph and shall require Landlord’s prior written consent; provided, however, that Tenant may undertake a Control Change or assign this Lease or sublet any portion of the Premises without Landlord’s prior written consent to (a) a corporation or other entity with which Tenant may merge or consolidate or to whom Tenant sells all or substantially all of Tenant’s voting stock or assets; or (b) any parent, affiliate or subsidiary of Tenant; or (c) an affiliate or subsidiary of Tenant’s parent (a “Permitted Transfer” or “Permitted Transferee”) so long as the net worth of the Permitted Transferee is, in Landlord’s reasonable and good faith judgment, sufficient to meet the future obligations under this Lease.

Consent to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder (in the case of a sublease, as they relate to the subleased premises and excluding Rent), without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant.

If Tenant desires to assign or sublease, Tenant shall provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant or Permitted Transferee) reasonably necessary to permit Landlord to evaluate the proposed transaction. Landlord shall notify Tenant within fifteen (15) days of Landlord’s receipt of such notice whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such fifteen (15) day period, Landlord will be deemed to have consented to the assignment or sublease. If Landlord does consent to any assignment or sublease request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease), Tenant shall, except in the case of a Permitted Transfer, pay 50% of such excess Rent to Landlord as and when the monthly payments are received by Tenant. In the event that Tenant Subleases to Brooks College, 100% of the excess Rent, shall be paid to Landlord. Any subletting or assignment hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall remain fully liable thereunder. Any subtenant or subtenants or assignee shall agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such sublease or assignment and an agreement of compliance by each such subtenant or assignee. Tenant agrees to pay to Landlord all reasonable out-of-pocket costs incurred by Landlord (including fees paid to consultants (as may be required) and attorneys) actually in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant.

I. Sale of Building; Limitation of Liability.

45. Sale. In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building and/or the Property, and provided that Landlord or any successor owner, as applicable, transfers the Security Deposit to such new owner, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

46. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building and the Property, as such interest is constituted from time to time, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease.

J. Brokers/Construction/Authority.

47. Broker Disclosure. The Landlord’s Broker identified in the Basic Lease Provisions, who is a real estate broker licensed in the State where the Building is located, has acted as agent for Landlord in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. The Tenant’s Broker identified in the Basic Lease Provisions, who is a real estate broker licensed in the State where the Building is located, has acted as agent for Tenant in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Landlord represents that Landlord has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. Tenant will cause Tenant’s broker to execute a customary lien waiver, adequate under applicable law, to extinguish any lien claims such broker may have in connection with this Lease.

48. Definitions. “Landlord,” as used in this Lease, shall include the party named in the first Paragraph hereof, its representatives, assigns and successors in title to the Premises. “Tenant” shall include the party named in the first Paragraph hereof, its heirs and representatives, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties.

49. Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease.

50. No Estate In Land. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a right of use, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

51. Paragraph Titles; Severability. The Paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the Paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any Paragraph or provision herein is held invalid by a court of competent jurisdiction, all other Paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

52. Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

53. Waiver of Jury Trial. Landlord and Tenant shall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any statutory remedy.

54. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

55. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

56. Authority. If Tenant executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the state where the Building is located, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

57. [Intentionally Omitted.]

K. Special State/Local Law Requirements/Special Stipulations.

58. State or Local Law Provisions. The State/Local Law Provisions, if any, attached hereto as Exhibit E are modifications to the terms of this Lease and, if conflicting, such State/Local Law Provisions shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

59. Special Stipulations. The Special Stipulations, attached hereto as Exhibit F are modifications to the terms of this Lease and, if conflicting, such Special Stipulations shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

EXHIBIT A

PROPERTY LEGAL DESCRIPTION

All that certain real property situated in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

Commencing at the North gate post of the Norwood Farms being the part of Intersection of the West line of the Lawrence Station Road with the South line of Sutherland Lane and running:

thence due South 9.975 chains;

thence due West 40.21 chains along the North line of lands conveyed in A.P. Freeman by Deed recorded on May 4, 1908 in Brook 330 of Deeds, page 577, Records of Santa Clara County, State of California to the lands formerly of S. Genardini;

thence North 10’ 30” East along the line of land formerly of S. Genardini, 10.145 chains to the South of Sutherland Lane;

thence due East along the South line of Sutherland Lane to the place of beginning, being all of Lot 1 as laid down, designated and delineated upon a certain Map entitled, “PLAT OF LAND OF NORWOOD”, which said Map is of record in the office of the County Recorder of Santa Clara County. California, in Book “E” of Maps, page 91.

EXCEPTING THEREFROM that portion as conveyed to Roland Lampert, et ux, et al, by Deed recorded May 24, 1956 in Book 3504, Page 335 of Official Records, described as follows:

Beginning at an iron pipe set at the intersection of the Southerly line of Kifer Road, as said line was established in the Deed from Frank J. Carli, et ux to the County of Santa Clara, dated December 14, 1951, recorded January 9, 1952 in Book 2345 of Official Records, page 320, in the office of the Recorder of the Santa Clara County, California with the Southeasterly line of that certain 54.23 acre tract of land described firstly in the Deed from J.H. Flickinger Company, a corporation, to S. Genardini, dated December 20, 1910, recorded January 21, 1911, in Book 363 of Deeds, page 442 in the office of the Recorder of Santa Clara County, California;

thence from said point of beginning along the Southerly line of said Kifer Road East 1275.93 feet to a  3/4” iron pipe;

thence leaving said Southerly line of Kifer Road at right angles South 592.02 feet to  3/4” iron pipe set in the Northerly line of that certain 23.715 acre tract of land described firstly in the Deed from Albert W. Mott, et ux, to Arthur P. Freeman, dated April 8, 1908, recorded May 4, 1908 in Book 330 of Deeds, page 577 in the office of the Recorder of Santa Clara County, California;

thence along said Northerly line, North 89’x 59’x 15” West 1389.70 feet to a nail set in an old 2” x 3” stake in the Southeasterly line of the aforementioned 54.23 acre tract;

thence along said Southeasterly line North 10’ 53” East 602.56 feet to the point of beginning and being a portion of Lot 1, as shown upon that certain Map entitled “PLAT OF LAND OF NORWOOD”, Which Map was filed for record in the office of the Recorder of Santa Clara County, California in Book “E” of Maps, page 91.

A-1

ALSO EXCEPTING THEREFROM that portion of said land described herein as follows:

BEGINNING at a  3/ 4” iron pipe set on the Southerly line of Kifer Road, as said line was established in the Deed from Frank J. Carli, et ux, to the County of Santa Clara, dated December 14, 1951, recorded January 9, 1952 in Book 2345 Official Records, page 320, Santa Clara County Records, distant thereon East 6.91 feet from the point of intersection thereof with the Southerly prolongation of the center line of San Isidro Way, as said Way is shown upon that certain Map entitled, “TRACT NO. 1786 SAN ISIDRO TRACT”, Which Map was filed for record in the office of the Recorder of the County of Santa Clara, State of California on October 22, 1956 in Book 73 of Maps, at page 25;

thence from said point of beginning West along said Southerly line of Kifer Road 200.00 feet to a  3/4 inch iron pipe;

thence South 592 35 Feet to a  3/4 inch iron pipe set on the Northerly line of that certain 23.715 acre tract of land described firstly in the Deed from Albert W. Mott, et ux, to Arthur P. Freeman, dated April 8, 1908, recorded May 4, 1908 in Book 330 of Deeds, page 577, Santa Clara Records;

thence East along said last named line 200.00 feet to a  3/4 inch iron pipe;

thence North 592.35 feet to the point of beginning.

As shown upon that certain Map entitled, “RECORD SURVEY BEING A PORTION OF LOT 1, as shown on the Map entitled, “PLAT OF LAND OF NORWOOD: as recorded in Book E of Maps, at page 91, Records of Santa Clara County, California, which Map was filed for record in the office of the County of Santa Clara, State of California, on October 4, 1957 in Book 86 of Maps, page 56.

ALSO EXCEPTING THEREFROM that portion of said land described herein as follows:

All that portion of land lying Easterly of the herein, Easterly 2.720 acres as shown on that Record of Survey recorded October 4, 1957 in Book 85 of Maps at page 56 and lying Westerly of the Westerly line of Lawrence Expressway, formerly Lawrence Station Road.

A-2

EXHIBIT A- I – Page 1 of 2

PREMISES/SITE MAP

A-I-1

EXHIBIT B

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements (as defined in Paragraph 2(c) of this Work Letter) in the Premises and, as applicable, to the Building. All references in this Work Letter to Paragraphs or Sections of “the Lease” shall mean the relevant portions of such Paragraphs of the Industrial/R&D Lease Agreement to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Paragraphs or Sections of shall mean the relevant portions of such Paragraphs and Sections of this “Work Letter”. Except as set forth in this Work Letter, Tenant’s construction of the Tenant Improvements shall be governed by the provisions of Section 21 of the Lease.

1. Allowance.

(a) All Tenant Improvements shall be made at Tenant’s sole cost and expense, subject to the provisions hereof regarding the Allowance. Landlord shall provide Tenant with an allowance in the amount of Nine Hundred Twenty Seven Thousand Three Hundred Forty Dollars ($927,340.00) (the “Allowance”), for Tenant’s use for the hard and soft costs of constructing the initial Tenant Improvements only; provided that any portion of the Allowance in excess of Six Hundred Ninety Five Thousand, Five Hundred, Five Dollars ($695,505.00) (“Landlord’s Base Allowance”) utilized by Tenant towards the construction of the Tenant Improvements shall be reimbursed to Landlord by Tenant as an increase in Base Rent due under the Lease; provided that such excess shall be fully amortized over a period of five (5) years at eight percent (8%) interest per annum, as per section 4 of the Basic Lease Provisions. The Allowance shall be payable only on account of hard and soft costs of constructing the Tenant Improvements set forth in Paragraph 2(c) below, which shall include architectural drawings and services, permit fees, costs of labor, materials and all fees incurred in connection therewith.

2. Contemplated Improvements.

(a) Rough Draft, Preliminary Plans. A draft of proposed Tenant Improvements was delivered with Proposal to Lease and is attached hereto as Exhibit B-1 (the “Rough Draft”). The Rough Draft represents a rough sketch of the Tenant Improvements and is a to-scale floor plan of the Tenant Improvements Tenant desires to have constructed in the Premises and to the Building by Tenant’s licensed, designated construction contractor (“Contractor”), which Contractor shall be subject to Landlord’s reasonable prior approval.

(b) Preparation of Construction Drawings. Within ten (10) business days following the date this Lease is executed by Landlord, Landlord shall review construction drawings prepared by Tenant’s Architect for the improvements Tenant desires to have constructed in the Premises and to the Building by the Contractor, as shown on the Preliminary Plans (the “Construction Drawings”). The to-scale Construction Drawings shall show improvements that substantially conform to the Preliminary Plans (subject to any deviations from the Preliminary Plans that are mutually agreed to by Landlord and Tenant). Landlord or Landlord’s designated construction representative shall provide Tenant its reasonable approval or disapproval of the Construction Plans within five (5) business days of its receipt thereof; provided that Landlord shall approve of such items of the Construction Plans as are required by the City planning department or by applicable City building regulations. Landlord may request that Tenant have its Architect revise the Construction Plans to address any reasonable objections raised by Landlord and Tenant shall resubmit the revised Construction Plans to Landlord for approval within five (5) business days of receipt of Landlord’s objections. This procedure shall be followed until all reasonable objections have been resolved and the working plans and specifications approved by both Landlord and Tenant. (The Construction Drawings, as approved in writing by Tenant and Landlord, and the Preliminary Plans are hereinafter collectively called the “Final Plans” and the improvements to be performed in accordance with the Final Plans are hereinafter called the “Tenant Improvements”).

(c) Tenant Improvements. Landlord acknowledges that Tenant contemplates the following improvements and such other improvements as are shown on the Final Plans (collectively, the “Tenant Improvements”):

(i) New paint and new carpet/tile flooring at the Premises, in such areas to be designated by Tenant.

(ii) The purchasing, installing and wiring of up to approximately 250 8’x 8’ medium grade used cubicles and chairs, and conference room tables and corresponding chairs in the Premises (the “Furniture”). The voice and data lines per cube, as well as circuit amp distribution, are to be determined per Tenant’s standard requirements. As stated under Stipulations within this Lease, the Furniture, voice and data cabling, at Landlord’s discretion, may become Landlord’s property or may be required by Landlord, to be removed by Tenant, at Tenant’s sole cost and expense at the end of the initial or extended Lease term.

(iii) The scope of work presented in Letter of Intent (“LOI”) Exhibit A (floor plan) and its related cost breakdown in LOI Exhibit B, a line item construction bid provided by Vance Brown, Inc. See LOI Exhibit A & B.

(iv) General wiring and data wiring for network installation.

(v) Architectural drawings and all permit fees.

(vi) A security access control system.

(vii) Items (i) – (vi) above outline the primary Tenant Improvements and Tenant may require other minor improvements or modifications not specifically outlined in this section. Minor improvements or minor modifications shall be permitted (example; adding side lights to private offices) to meet tenants required build out.

3. Furniture and Data Vendors. Tenant shall have the right to employ a general contractor licensed in the State of California and other furniture and data vendors of its choice to be reasonably acceptable by Landlord and Tenant shall require that such contractors (and vendors, if applicable) provide the necessary insurance coverage prior to beginning any work whatsoever at the building.

4. Disbursement of the Allowance.

(a) Landlord shall disburse the Allowance to Tenant from time to time upon written request by Tenant, which request shall be accompanied by (i) copies of all receipts, invoices, and bills for the work completed and materials furnished in connection with the

Tenant Improvements or the related soft costs which are the subject of the requested disbursement or disbursements, (ii) copies of all contracts, work orders, change orders and other materials relating to the work or materials or soft costs which are the subject of the requested disbursement or disbursements, (iii) with respect to disbursements of the Allowance to cover costs other than soft costs, conditional lien waivers from the suppliers of labor or materials furnished in connection with the Tenant Improvements which are the subject of the requested disbursement or disbursements, (iv) if applicable, and only to the extent that a severable item of the Tenant Improvements is completed, proof of satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by governmental authorities in connection with the Tenant Improvements which are the subject of the requested disbursement or disbursements, and (v) with respect to disbursements of the Allowance to cover costs other than soft costs, a certificate of Tenant’s Architect stating that, in the Architect’s opinion, the portion of the Tenant Improvements theretofore completed and for which the disbursement is requested was performed in a good and workmanlike manner and substantially in accordance with the Final Plans for the Tenant Improvements, as approved by Landlord. Landlord shall disburse the requested portions of the Allowance within thirty (30) days after submission of the foregoing to Landlord by Tenant.

(b) Within thirty (30) days after completion of the Tenant Improvements, Tenant hall deliver to Landlord (i) final, unconditional waivers and releases of lien from all suppliers of labor or materials furnished in connection with the Tenant Improvements, (ii) if applicable, proof of satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by governmental authorities in connection with the Tenant Improvements, and (iii) such other documents and information as Landlord may reasonably request.

5. Application of Allowance. No portion of the Allowance shall be used for any purpose other than to pay for hard and soft costs of constructing the Tenant Improvements set forth in Paragraph 2(c) above, which shall include architectural drawings and services, permit fees, costs of labor, materials and all fees incurred in connection therewith.

6. Mechanics’ Liens. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all loss, cost, damage, injury and expense arising out of or in any way related to claims for work or labor performed, or materials or supplies furnished, to or at the request of Tenant or in connection with performance of any work done in connection with the Tenant Improvements.

7. Compliance Work. Landlord shall perform, at Landlord’s sole cost and expense, any work necessary to cause any portion of the Building that was not in compliance with applicable laws as of the date of this Lease, to comply with applicable Laws in effect as of the date of this Lease (“Compliance Work”), which Compliance Work shall include, without limitation, (i) repairing the faulty ducting for the HVAC units at rear of building, (ii) installing compression posts as necessary at the rear of the building, (iii) creating a one hour fire rating corridor at the right of front lobby, including removal of two glass windows to left and right of lobby and replacing with sheetrock to comply with fire codes.

8. Transfer of Warranties. Landlord will transfer to the Tenant, to the extent possible and in Landlord’s possession, any warranties or service contracts on any systems in the Premises that the Tenant is responsible to maintain during the term of the Lease.

This area left blank intentionally

EXHIBIT C

HAZARDOUS MATERIALS QUESTIONNAIRE

This questionnaire is designed to solicit information regarding your proposed use of hazardous or toxic materials. If your use of materials or generation of wastes is considered to be significant, further information may be requested regarding your plans for hazardous and toxic materials management.

I. Tenant

TeleNav, Inc.
Name (Corporation, Individual, Corporate, or Individual DBA, or Public Agency)

Standard Industrial Classification Code (“SIC”)

Street Address

City, State, Zip Code
Contact Person & Title:

Telephone Number:	( )
Facsimile Number:	( )

II. Location and address of Proposed Lease

1130 Kifer Road
Street Address

Sunnyvale, California 94086
City, State, Zip Code

III.	Description of Proposed Facility Use

Describe proposed use and operation of Premises including principal products or service to be conducted at facility:

Does the operation of your business involve the use, generation, treatment, storage, transfer, or disposal of hazardous wastes or materials? Yes      No      If yes, or if your SIC code number is between 2000 to 4000, please complete Section IV.

IV.	Permit Disclosure

Does the operation of your business require permits, a license, or plan approval from any of the following agencies?

•	U.S. Environmental Protection Agency

•	City or County Sanitation District

•	State Department of Health Services

•	U.S. Nuclear Regulatory Commission

•	Air Quality Management District

•	Bureau of Alcohol, Firearms and Tobacco

•	City or County Fire Department

•	Regional Water Quality Control Board

•	Any Laboratory Certification Agency (Indicate permit or license numbers, issuing agency, and expiration date or renewal date, if applicable.)

If your answer is yes to any of the above questions, please complete Sections V and VI.

V.	Hazardous Materials Disclosure

Will any hazardous or toxic materials or substances be stored on site? Yes      No      If yes, please describe the materials or substances to be stored, quantities and proposed method of storage (i.e., drums, aboveground or underground storage tanks, cylinders, or other), and whether the material is a Solid (S), Liquid (L) or Gas (G):

Material	Storage Method	Quantity On A Monthly Basis

Attach additional sheets if necessary.

Is any facility modification required or planned to mitigate the release of toxic or hazardous substance or wastes into the environment? Yes      No      If yes, please describe the proposed facility modifications.

VI.	Hazardous Waste Disclosure

Will any hazardous waste, including recyclable waste, be generated by the operation of your business? Yes      No      If yes, please state the hazardous waste that will be generated at the facility, its hazard class, and volume/frequency of generation on a monthly basis

Waste Name	Hazard Class	Volume/Month

If yes, please also describe the method(s) of disposal for each waste. Indicate where disposal will take place and the method of transportation to be used:

Is any treatment or processing of hazardous wastes to be conducted on site? Yes      No      If yes, please describe proposed treatment/processing methods:

Which agencies are responsible for monitoring and evaluating compliance with respect to the storage and disposal of hazardous materials or wastes at or from the Premises?

(Please list all agencies)

Has an environmental audit ever been conducted at any of your company’s existing facilities? Yes      No      If yes, please describe:

Does your company carry environmental impairment insurance? Yes      No     . If yes, what is the name of the carrier and what are the effective periods and monetary limits of that coverage?

This Hazardous Materials Questionnaire is certified as being true and accurate and has been completed by the party whose signature appears below on behalf of Tenant as of the date set forth below.

Dated: October 10, 2006	Signature:	/s/ Douglas S. Miller
	Print Name:	Douglas S. Miller
	Title:	Chief Financial Officer

EXHIBIT D

RULES AND REGULATIONS

1. Tenant will not place any signs on the Property without Landlord’s prior written consent. All signage must comply with all applicable laws, codes and regulations, including, without limitation, zoning and building codes. No advertisements, pictures or signs of any sort may be displayed on or outside the Premises without the prior written consent of Landlord. This prohibition includes any portable signs or vehicles placed within the parking lot, common areas or on streets adjacent thereto for the purpose of advertising or display. Landlord has the right to remove any such unapproved item without notice and at Tenant’s expense.

2. Except to the extent the following would be in violation of applicable Laws, Tenant may park or store motor vehicles, trailers or containers in the Tenant’s Exclusive Parking Areas after the conclusion of normal daily business activity.

3. Intentionally Deleted

4. All window coverings and window films or coatings installed by Tenant and visible from outside of the Building require the prior written approval of Landlord. Except for dock shelters and seals as may be expressly permitted by Landlord, and except for the awning Tenant intends to install at the front entrance to the Premises, no awnings or other projections may be attached to the outside walls of the Building.

5. Except as listed on the Hazardous Materials Questionnaire, Tenant may not use, keep or permit to be used or kept any foul or noxious gas or substance on, in or around the Premises unless approved by Landlord. Tenant may not use, keep or permit to be used or kept any flammable or combustible materials without proper governmental permits and approvals.

6. Tenant may not use, keep or permit to be used or kept food or other edible materials in or around the Premises in such a manner as to attract rodents, vermin or other pests. Tenant may not permit cooking in or about the Premises other than in microwave ovens and the cafeteria.

7. Tenant may not use or permit the use of the Premises for lodging or sleeping, for public assembly, or for any illegal or immoral purpose; provided, however, that the foregoing shall not prohibit Tenant’s employees from sleeping from time to time in trucks located in Tenant’s Exclusive Parking Areas.

8. If Tenant alters any lock or installs any new locks on any door at the Premises without the prior written consent of Landlord, Tenant shall provide Landlord or Landlord’s property manager with a key to such lock(s). Tenant shall not be obligated to provide Landlord with keys to any lock on any storage area Tenant may keep in the Premises.

9. Tenant will park motor vehicles only in those general parking areas as designated by Landlord except for active loading and unloading. During loading and unloading of vehicles or containers, Tenant will not unreasonably interfere with traffic flow within the Property and loading and unloading areas of other tenants.

10. [Intentionally Deleted]

11. Tenant will not disturb, solicit or canvas any occupant of the Building or Property and will cooperate to prevent same.

12. No person may go on the roof of the Building without Landlord’s permission except to perform obligations under its lease.

13. No animals (other than seeing eye dogs) or birds of any kind may be brought into or kept in or about the Premises.

14. Machinery, equipment and apparatus belonging to Tenant which cause unreasonable noise or vibration that may be transmitted to, and materially and adversely affect, the structure of the Building or other tenants or to cause material harm to the Building will be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the transmission of such noise and vibration. Tenant will cease using any such machinery which causes unreasonable noise and vibration which can not be sufficiently mitigated.

15. All goods, including material used to store goods, delivered to the Premises of Tenant will be immediately moved into the Premises; provided however, that Tenant may leave such items in Tenant’s Exclusive Parking Areas to the extent doing so is not in violation of applicable Laws.

16. Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks of sufficient size to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the building (other than Tenant’s exclusive parking areas temporarily during loading and unloading, and then only as permitted under any applicable Laws) or on streets adjacent thereto.

17. Tenant shall use commercially reasonable efforts to prevent forklifts with solid rubber tires to operate on asphalt paving areas and to use only tires that do not damage the asphalt.

18. [Intentionally omitted.]

19. Tenant will be responsible for the safe storage and removal of all trash and refuse. All such trash and refuse will be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord. Landlord reserves the right to remove, at Tenant’s expense and without further notice, any trash or refuse left elsewhere outside of the Premises or on the Property.

20. Tenant may not store or permit the storage or placement of goods or merchandise in or around the common areas surrounding the Premises (the parties’ agreeing that Tenant’s Exclusive Parking Areas shall not constitute common areas for purposes of this Rule #20; provided, however that any such storage or placement in Tenants Exclusive Parking Areas shall be subject to applicable Laws). No displays or sales of merchandise is allowed in the parking lots, including Tenant’s Exclusive Parking Areas, or other common areas

21. Tenant will appoint an Emergency Coordinator who shall be responsible for assuring notification of the local fire department in the event of an emergency, assuring that sprinkler valves are kept open and implementing the Factory Mutual “Red Tag Alert” system including weekly visual inspection of all sprinkler system valves on or within the Premises. Tenant will provide Landlord access to fire protection and any related communications equipment in the Premises at all times.

EXHIBIT E

SPECIAL STIPULATIONS

1. Landlord reserves the right to require at the end of the initial term or extension if so exercised, the removal of any specialized tenant improvements that were not initially approved by Landlord at the beginning of the Lease, or during the Lease term which are installed by Tenant. In no event shall Tenant be required to remove the initial Tenant Improvements installed pursuant to Exhibit B attached hereto. Tenant may remove its trade fixtures at the expiration of the lease term or extension, if exercised and Tenant shall repair any damage caused or occasioned by such removal.

2. The Furniture, as defined in the Work Letter may, at Landlord’s discretion, remain at the Premises thereby becoming Landlord’s property or may be required by Landlord to be removed by Tenant, including voice and data cabling upon expiration of the initial Lease Term or (as such Term may have been extended).

3. Title to all existing office furniture, conference room furniture, workstations and wiring, chairs, two-drawer and four-drawer file cabinets, white boards and any other equipment, phone and data cabling existing in the building at occupancy, shall vest with the Tenant upon execution of the Lease.

4. Landlord shall have the right to place marketing signs in front of the building four (4) months prior to lease expiration, or in the event Tenant exercises its option to renew, four months prior to the extended term expiration, and shall thereafter have the right to show the space to prospective tenants by providing Tenant with 24-hours notice.

E-1

EXHIBIT F

TENANT MOVE OUT RESPONSIBILITIES

The Tenant Move Out Responsibilities set forth below in this Exhibit H are in addition to (a) Tenant’s move out responsibilities set forth in Paragraph 36 of this Lease, and (b) Landlord’s punch list to be provided to Tenant at the time of Landlord’s walk through upon expiration or earlier termination of this Lease.

1.	Repair all holes in walls and paint over repaired areas with matching paint.

2.	Repair all damaged walls, cinderblock demising walls and sheetrock demising walls.

3.	Steam clean all stained areas of carpet.

4.	Insure there are no plumbing leaks and all fixtures are operational in restrooms and kitchen areas.

5.	Clean all bathroom and kitchen fixtures, and make certain that all bathroom and kitchen fixtures are intact.

6.	Replace all damaged restroom fixtures.

7.	Replace all broken and/or stained ceiling tiles and repair any damaged ceiling grid not the result of ordinary wear and tear.

8.	Repair all light fixtures and bulbs to proper operating order. If the bulbs are burned out, replace the bulb. If the ballasts are defective or burned out, replace the ballast.

9.	Replace all damaged light fixtures.

10.	Replace all broken or damaged light lenses.

11.	Clean all dirty light lenses.

12.	All electrical outlets, telephone jacks and switches must be in proper operating order with cover plates intact. If the cover plates are damaged or missing, replace the cover plates.

13.	Cap any dangling or loose electrical wires.

14.	Replace and/or repair damaged column poles.

15.	Remove all signage including name form monument, building façade, front, rear and side doors.

16.	[Intentionally Deleted]

F-1

17.	[Intentionally Deleted]

18.	Clean out and dispose of all trash in the facility.

19.	Replace damaged interior downspout/drains.

20.	Have the HVAC system inspected/repaired and get a written report on condition. Forward report to Property Manager.

21.	Clean all HVAC vent returns.

F-2